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                                                                     EXHIBIT 5.1


                                December 17, 1998


hi/fn, inc.
750 University Avenue
Los Gatos, California  95302

        Re:    Registration Statement on Form S-8/S-3


Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8/S-3 (the "Registration Statement") to be filed by hi/fn, inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about December 17, 1998, in connection with the registration under the Securities Act of 1933, as amended, of 465,898 shares of your Common Stock, $.001 par value (the "Shares"), which have been issued pursuant to the Registrant's 1996 Equity Incentive Plan (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares.

        It is our opinion that, upon completion of the proceedings being taken, or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                             Very truly yours,

                                             WILSON SONSINI GOODRICH & ROSATI
                                             Professional Corporation